Alternative Loan Trust Resecuritization 2008-1R
Issuing Entity

Final Term Sheet

$115,647,294

(Approximate)

CWALT, Inc.
Depositor

Credit Suisse Securities (USA) LLC
Sponsor and Seller

The Bank of New York
Trustee and Servicer

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an offer to purchase the securities, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities until we have accepted your offer to purchase. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

The asset-backed securities referred to in this free writing prospectus are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in this free writing prospectus. Any obligation on our part to sell securities to you will be conditioned on the securities having the characteristics described in this free writing prospectus. If that condition is not satisfied, we will notify you, and none of the depositor, the issuing entity or any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUING ENTITY AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes any similar prior information contained in any prior free writing prospectus relating to these securities.

FREE WRITING PROSPECTUS DATED JANUARY 17, 2008

Resecuritization Pass-Through Certificates, Series 2008-1R
Distributions payable monthly, beginning January 25, 2008
__________________

The issuing entity will issue the following classes of certificates, which are offered pursuant to this free writing prospectus and the accompanying prospectus:

Class	Initial Class Certificate Balance	Pass-Through Rate(1)	Class	Initial Class Certificate Balance	Pass-Through Rate(1)
Class 1-A-1	$ 69,855,000	Floating	Class 2-A-2	$ 3,255,377 (2)	6.00%
Class 1-A-2	$ 4,807,817	Floating	Class 2-A-3	$ 40,984,377 (2)	6.00%
Class 2-A-1	$ 37,729,000 (2)	6.00%	Class A-R	$ 100	6.00%

(1) The classes of certificates offered by this free writing prospectus, together with their pass-through rates, the method of calculating their pass-through rates and their initial ratings, are listed in the tables under “Summary — Description of the Certificates” beginning on page 6 of this free writing prospectus.

(2) All or a portion of the Class 2-A-1 and Class 2-A-2 Certificates may be deposited in exchange for certain portions of the Class 2-A-3 Certificates as described in this free writing prospectus under “Description of the Certificates - Exchangeable Certificates.” The maximum initial class certificate balance of the class of Exchangeable Certificates is set forth in the table but is not included in the aggregate class certificate balance of the certificates offered.

Summary
●
This summary highlights selected information from this document and does not contain all of the information that you need to consider in making your investment decision. To understand all of the terms of an offering of the certificates, read carefully this entire document and the accompanying prospectus.

●
In order to make an investment decision regarding the group 1 certificates offered by this free writing prospectus, you must read carefully each of the following documents which are attached as exhibits to this free writing prospectus: (a) the prospectus supplement, dated June 28, 2007, for Alternative Loan Trust 2007-18CB, Mortgage Pass-Through Certificates, Series 2007-18CB (the “group 1 underlying prospectus supplement”), which describes the specific terms of the group 1 deposited underlying certificates and (b) the supplement, dated January 17, 2008, to the group 1 underlying prospectus supplement (the “group 1 supplement”), which provides additional information regarding the group 1 deposited underlying certificates and the group 1 underlying mortgage loans in the group 1 underlying trust.

●
In order to make an investment decision regarding the group 2 certificates offered by this free writing prospectus, you must read carefully each of the following documents which are attached as exhibits to this free writing prospectus: (a) the prospectus supplement, dated June 28, 2007, for Alternative Loan Trust 2007-19, Mortgage Pass-Through Certificates, Series 2007-19 (the “group 2 underlying prospectus supplement”), which describes the specific terms of the group 2 deposited underlying certificates and (b) the supplement, dated January 17, 2008, to the group 2 underlying prospectus supplement (the “group 2 supplement”), which provides additional information regarding the group 2 deposited underlying certificates and the group 2 underlying mortgage loans in the group 2 underlying trust.

●
Unless otherwise noted, all of the statistical calculations in this free writing prospectus are based on the information in the applicable December 26, 2007 underlying trust monthly statement, which is included in Annex B to the applicable supplement.

●
While this summary contains an overview of certain calculations, cash flow priorities and other information to aid your understanding, you should read carefully the full description of these calculations, cash flow priorities and other information in this free writing prospectus and the accompanying prospectus before making any investment decision.

Issuing Entity

Alternative Loan Trust Resecuritization 2008-1R, a common law trust formed under the laws of the State of New York.

Depositor

CWALT, Inc., a Delaware corporation, is a limited purpose finance subsidiary of Countrywide Financial Corporation. Its address is 4500 Park Granada, Calabasas, California 91302, and its telephone number is (818) 225-3000.

Sponsor, Underlying Certificate Seller and Underlying Underwriter

Credit Suisse Securities (USA) LLC, a Delaware limited liability company. Its address is 11 Madison Avenue New York, New York 10010.

Significant Obligors

Alternative Loan Trust 2007-18CB and Alternative Loan Trust 2007-19, each of which is a common law trust formed under the laws of the State of New York (the “group 1 underlying trust” and the “group 2 underlying trust,” respectively, and each, an “underlying trust”).

Trustee and Servicer

The Bank of New York

Trust Agreement

The trust agreement among the underlying certificate seller, the depositor and the trustee, under which the issuing entity will be formed.

Closing Date

On or about January 18, 2008.

Offered Certificates

Alternative Loan Trust Resecuritization 2008-1R will issue six classes of certificates, all of which are being offered by this free writing prospectus and the accompanying prospectus.

Issuing Entity Assets

The assets of Alternative Loan Trust Resecuritization 2008-1R will consist of ownership interests in the Alternative Loan Trust 2007-18CB (the “group 1 underlying trust”), Mortgage Pass-Through Certificates, Series 2007-18CB, Class 1-A-2 Certificates (the “group 1 deposited underlying certificates”) and the Alternative Loan Trust 2007-19 (the “group 2 underlying trust”), Mortgage Pass-Through Certificates, Series 2007-19, Class 1-A-20 Certificates (the “group 2 deposited underlying certificates” and, together with the group 1 deposited underlying certificates, the “deposited underlying certificates”) approximately as follows: (i) an approximately 33.91% ownership interest in the group 1 deposited underlying certificates and (ii) a 100.00% ownership interest in the group 2 deposited underlying certificates, in each case based on the related class certificate balance as of the close of business on December 26, 2007. The total principal amount of assets in the issuing entity is approximately $115,647,294.

The Underlying Mortgage Loans

The group 1 deposited underlying certificates represent senior ownership interests in the group 1 underlying trust. The assets of the group 1 underlying trust consist of two loan groups of primarily 30-year conventional fixed rate mortgage loans secured by first liens on one-to four-family residential properties. The group 1 deposited underlying certificates receive distributions primarily from the cashflow on the mortgage loans in loan group 1 of the group 1 underlying trust.

The group 2 deposited underlying certificates represent senior ownership interests in the group 2 underlying trust. The assets of the group 2 underlying trust consist of two loan groups of primarily 30-year conventional fixed rate mortgage loans secured by first liens on one-to four-family residential properties. The group 2 deposited underlying certificates receive distributions primarily from the cashflow on the underlying mortgage loans in loan group 1 of the group 2 underlying trust.

The mortgage loans held by the group 1 underlying trust and the group 2 underlying trust are referred to as the “group 1 underlying mortgage loans” and the group 2 underlying mortgage loans,” respectively. The group 1 underlying mortgage loans and the group 2 underlying mortgage loans are sometimes referred to collectively as the “underlying mortgage loans.”

Description of the Certificates

The issuing entity will issue the following classes of certificates:

Class	Initial Class Certificate Balance	Type	Initial Rating (S&P) (1)	Initial Rating (Fitch) (1)
Class 1-A-1	$ 69,855,000	Floating Pass-Through Rate/Super Senior	AAA	Aaa
Class 1-A-2	$ 4,807,817	Floating Pass-Through Rate/Support	AAA	Aaa
Class 2-A-1	$ 37,729,000	Fixed Pass-Through Rate/Super Senior/Depositable (2)	AAA	Aaa
Class 2-A-2	$ 3,255,377	Fixed Pass-Through Rate/Support/Depositable (2)	AAA	Aaa
Class 2-A-3	$ 40,984,377	Fixed Pass-Through Rate/Exchangeable (2)	AAA	Aaa
Class A-R	$ 100	Fixed Pass-Through Rate/Residual	AAA	Aaa
__________
(1)
The certificates will not be offered unless they are assigned the indicated ratings by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) and Fitch Ratings (“Fitch”). A rating is not a recommendation to buy, sell or hold securities. These ratings may be lowered or withdrawn at any time by either of the rating agencies.

(2)
All or a portion of the depositable certificates may be deposited in exchange for certain portions of the exchangeable certificates as described in this free writing prospectus under “Description of the Certificates—Exchangeable Certificates.” The maximum initial class certificate balance of the class of exchangeable certificates is set forth in the table.

The certificates also will have the following characteristics:

Class	Pass-Through Rate	Interest Accrual Period(1)	Interest Accrual Convention
Class 1-A-1	LIBOR + 0.47% (2)	(3)	30/360 (4)
Class 1-A-2	LIBOR + 0.47% (2)	(3)	30/360 (4)
Class 2-A-1	6.00%	calendar month (5)	30/360 (4)
Class 2-A-2	6.00%	calendar month (5)	30/360 (4)
Class 2-A-3	6.00%	calendar month (5)	30/360 (4)
Class A-R	6.00%	calendar month (5)	30/360 (4)
__________
(1)	The certificates will settle with accrued interest.

(2)
The pass-through rates on the LIBOR Certificates may adjust monthly based on the level of one-month LIBOR, subject to the applicable minimum and maximum pass-through rates as described in this free writing prospectus under “Description of Certificates—Interest.” LIBOR for the related interest accrual period is calculated as described in this free writing prospectus under “Description of the Certificates - Determination of LIBOR.”

(3)
The interest accrual period for any distribution date will be the one-month period commencing on the 25th day of the month prior to the month in which that distribution date occurs and ending on the 24th day of the month of that distribution date.

(4)	Interest will accrue at the rate described in this table on the basis of a 360-day year divided into twelve 30-day months.

(5)	The interest accrual period for any distribution date will be the calendar month before the month of that distribution date.

Designations

We sometimes use the following designations to refer to the specified classes of certificates in order to aid your understanding of the offered certificates.

Designation	Classes of Certificates
Depositable Certificates	Class 2-A-1 and Class 2-A-2 Certificates
Exchangeable Certificates	Class 2-A-3 Certificates
Group 1 Certificates	Class 1-A-1 and Class 1-A-2 Certificates
Group 2 Certificates	Class 2-A-1, Class 2-A-2 and Class A-R Certificates
LIBOR Certificates	Group 1 Certificates
Offered Certificates or Certificates	Group 1 Certificates, Group 2 Certificates and Exchangeable Certificates

Record Date

For the first distribution date, the closing date. For any other distribution date, the last day of the calendar month preceding the month of the distribution date.

Denominations

Certificates other than the Class A-R Certificates:

$25,000 and multiples of $1 in excess thereof.

Class A-R Certificates:

Two Certificates of $99.99 and $0.01, respectively.

Registration of Certificates

Certificates other than the Class A-R Certificates:

Book-entry form. Persons acquiring beneficial ownership interests in the certificates (other than the Class A-R Certificates) will hold their beneficial interests through The Depository Trust Company.

Class A-R Certificates:

Fully registered certificated form. The Class A-R Certificates will be subject to certain restrictions on transfer as more fully provided for in the trust agreement.

Distribution Dates

Distributions on the deposited underlying certificates are made on the 25th day of each month, or if the 25th day of a month is not a business day, then on the next business day. We will make distributions on the offered certificates on the same day. The first distribution on the offered certificates is scheduled for January 25, 2008.

Last Scheduled Distribution Date

The last scheduled distribution date for each class of certificates is the distribution date in August 2037. Since the rate of distributions in reduction of the class certificate balance of each class of certificates will depend on the rate of payment (including prepayments) of the applicable underlying mortgage loans in the related underlying trust and resultant payments of principal on the related class of deposited underlying certificates, the class certificate balance of any such class could be reduced to zero significantly earlier or later than the last scheduled distribution date.

Interest Distributions

The related interest accrual period, interest accrual convention and pass-through rate for each class of certificates is shown in the table on page 6.

On each distribution date, to the extent interest funds are available from the related class of deposited underlying certificates, each class of group 1 certificates and group 2 certificates will be entitled to receive:

•	interest accrued at the applicable pass-through rate during the related interest accrual period on the class certificate balance of that class immediately prior to that distribution date; and

•	any interest remaining unpaid from prior distribution dates.

On each distribution date, the class of exchangeable certificates will be entitled to receive a proportionate share of the amounts distributed as interest on the classes of depositable certificates that have been deposited.

Principal Distributions

On each distribution date, certificateholders will only receive a distribution of principal on their certificates if there is cash available from the related class of deposited underlying certificates on that date for the payment of principal according to the principal distribution rules described in this free writing prospectus.

On each distribution date, the class of exchangeable certificates will be entitled to receive a proportionate share of the amounts distributed as principal of the classes of depositable certificates that have been deposited.

Exchangeable Certificates

Depositable certificates may be deposited in exchange for a proportionate interest in the class of exchangeable certificates as shown on Annex A to this free writing prospectus. Depositable certificates can be exchanged for the exchangeable certificates by notifying the trustee, depositing the correct proportions of the applicable depositable certificates and paying an exchange fee. Principal of and interest on the depositable certificates so deposited is used to pay principal of and interest on the exchangeable certificates. Annex A lists the available combination of the depositable certificates eligible for deposit in exchange for the exchangeable certificates.

Amounts Available for Distributions on the Certificates

The amount available for distributions on the group 1 certificates and the group 2 certificates on any distribution date will consist of the following (after the applicable amounts described under the next heading are subtracted):

•
related available interest funds equal to the aggregate of all previously undistributed amounts received by the trustee on or prior to that distribution date as distributions of interest on the related class of deposited underlying certificates; and

•
related available principal funds equal to the aggregate of all previously undistributed amounts received by the trustee on or prior to that distribution date as distributions of principal on the related class of deposited underlying certificates.

Fees and Expenses

The amounts available for distributions on any distribution date will not include amounts reimbursed to the depositor or taxes payable by the issuing entity, each as described under “Description of the Certificates — Expenses.” The trustee fee and any expenses reimbursable to the trustee will be paid by the underlying certificate seller and will not be an obligation of the issuing entity.

Priority of Distributions

Priority of Distributions Among Certificates

In general, on any distribution date, available funds from a class of deposited underlying certificates will be distributed to the group 1 certificates or the group 2 certificates, as applicable, in the following order:

•	available interest funds, to interest on each related class of group 1 or group 2 certificates, as applicable, pro rata, based on their respective interest distribution amounts;

•	available principal funds, to principal of the related classes of group 1 or group 2 certificates, as applicable, then entitled to receive distributions of principal, in the order set forth below; and

•	any remaining available amounts, to the Class A-R Certificates.

Principal

On each distribution date, the available principal funds related to each class of deposited underlying certificates will be distributed as principal to the group 1 certificates or the group 2 certificates, as applicable, as follows:

Distributions of the Available Principal Funds from the Group 1 Deposited Underlying Certificates

•	concurrently, to the Class 1-A-1 and Class 1-A-2 Certificates, pro rata, until their respective class certificate balances are reduced to zero.

Distributions of the Available Principal Funds from the Group 2 Deposited Underlying Certificates

1.	to the Class A-R Certificates, until its class certificate balance is reduced to zero; and

2.	concurrently, to the Class 2-A-1 and Class 2-A-2 Certificates, pro rata, until their respective class certificate balances are reduced to zero.

Allocation of Realized Losses

If any realized losses are allocated to the group 1 deposited underlying certificates, they will be allocated sequentially, to the Class 1-A-2 and Class 1-A-1 Certificates, in that order, until their respective class certificate balances are reduced to zero.

If any realized losses are allocated to the group 2 deposited underlying certificates, they will be allocated sequentially, to the Class 2-A-2 and Class 2-A-1 Certificates, in that order, until their respective class certificate balances are reduced to zero.

On each distribution date, the class certificate balance of the then outstanding exchangeable certificates will be reduced by a proportionate share of the amount of the realized losses allocated on that distribution date to the classes of depositable certificates that have been deposited.

Credit Enhancement

Except as described in “Description of the Certificates—Allocation of Realized Losses,” the issuing entity does not include any credit enhancement mechanism. The only credit enhancement available to the offered certificates consists of the credit enhancement provided to the related deposited underlying certificates.

Credit Enhancement of Underlying Issuing Entities

In addition to issuing the group 1 deposited underlying certificates, the group 1 underlying trust issued forty-three other classes of certificates, including six classes of certificates that are subordinated to the group 1 deposited underlying certificates. These classes of underlying subordinated certificates provide credit enhancement for the other classes of certificates issued by the group 1 underlying trust, including the group 1 deposited underlying certificates as described in the group 1 underlying prospectus supplement under the heading “Credit Enhancement—Subordination”. Credit enhancement is generally provided to the group 1 deposited underlying certificates by allocation of realized losses to the subordinated certificates issued by the group 1 underlying trust until the class certificate balances of such subordinated certificates are reduced to zero.

In addition to issuing the group 2 deposited underlying certificates, the group 2 underlying trust issued fifty-three other classes of certificates, including six classes of certificates that are subordinated to the group 2 deposited underlying certificates. These classes of underlying subordinated certificates provide credit enhancement for the other classes of certificates issued by the group 2 underlying trust, including the group 2 deposited underlying certificates as described in the group 2 underlying prospectus supplement under the heading “Credit Enhancement—Subordination”. Credit enhancement is generally provided to the group 2 deposited underlying certificates by allocation of realized losses to the subordinated certificates issued by the group 2 underlying trust until the class certificate balances of such subordinated certificates are reduced to zero.

If any realized losses on the group 1 underlying mortgage loans or group 2 underlying mortgage loans, as applicable, are allocated to the related class of deposited underlying certificates, they will be allocated to the related group of certificates as described under “—Allocation of Realized Losses” above.

Optional Termination of an Underlying Issuing Entity

Although there is no optional termination provision in Alternative Loan Trust Resecuritization 2008-1R, the master servicer of the underlying mortgage loans held in an underlying trust may terminate that underlying trust on any distribution date on which the aggregate outstanding stated principal balance of the underlying mortgage loans and any real estate owned by that underlying trust is less than or equal to 10% of the aggregate stated principal balance of the underlying mortgage loans in such underlying trust as of the related cut-off date for that underlying trust. Any termination of an underlying trust will result in early prepayment of the related group of certificates.

Tax Status

For federal income tax purposes, the issuing entity will be comprised of multiple entities consisting of a trust beneath which are one or more underlying REMICs (if any) and the master REMIC. The assets of the lowest underlying REMIC in this tiered structure (or the master REMIC if there are no underlying REMICs) will consist of the deposited underlying certificates and any other assets designated in the trust agreement. The master REMIC will issue several classes of uncertificated REMIC regular interests, all of which will be held in trust, and a single class of REMIC residual interest. The depositable certificates and the exchangeable certificates will represent beneficial ownership of one or more of the uncertificated master REMIC regular interests held in trust. The Class A-R Certificates will represent ownership of both the residual interest in the master REMIC and the residual interests in any underlying REMICs.

ERISA Considerations

The certificates (other than the Class A-R Certificates) may be purchased by a pension or other benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, or by an entity investing the assets of such a benefit plan, so long as certain conditions are met.

Legal Investment

Each class of certificates will be “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984 as long as they are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization.

Description of the Deposited Underlying Certificates

All of the information contained in this free writing prospectus with respect to the Deposited Underlying Certificates (as defined below) is derived from (i) in the case of the Group 1 Deposited Underlying Certificates (as defined below), information contained in the prospectus supplement related to the Group 1 Deposited Underlying Certificates, attached to this free writing prospectus as Exhibit I (the “Group 1 Underlying Prospectus Supplement”) and information contained in the supplement to the Group 1 Underlying Prospectus Supplement, attached to this free writing prospectus as Exhibit II (the “Group 1 Supplement”) and (ii) in the case of the Group 2 Deposited Underlying Certificates (as defined below), information contained in the prospectus supplement related to the Group 2 Deposited Underlying Certificates, attached to this free writing prospectus as Exhibit III (the “Group 2 Underlying Prospectus Supplement”) and information contained in the supplement to the Group 2 Underlying Prospectus Supplement, attached to this free writing prospectus as Exhibit IV (the “Group 2 Supplement”), in each case including information obtained from the monthly statement provided by the Underlying Trustee (as defined below) in connection with the December 26, 2007 Underlying Distribution Date (as defined below), which is included in Annex B to each Supplement (in each case, the “December 26, 2007 Underlying Trust Monthly Statement”). The Reference Date is December 1, 2007.

Unless otherwise noted, all statistical calculations in this free writing prospectus are based on the information in each December 26, 2007 Underlying Trust Monthly Statement.

The assets of Alternative Loan Trust Resecuritization 2008-1R (the “Issuing Entity”) will consist of an approximately 33.91% ownership interest in the Alternative Loan Trust 2007-18CB (the “Group 1 Underlying Trust”), Mortgage Pass-Through Certificates, Series 2007-18CB, Class 1-A-2 Certificates (the “Group 1 Deposited Underlying Certificates”) and a 100% ownership interest in the Alternative Loan Trust 2007-19 (the “Group 2 Underlying Trust” and, together with the Group 1 Underlying Trust, each an “Underlying Trust”), Mortgage Pass-Through Certificates, Series 2007-19, Class 1-A-20 Certificates (the “Group 2 Deposited Underlying Certificates” and, together with the Group 1 Deposited Underlying Certificates, the “Deposited Underlying Certificates”). The Group 1 Deposited Underlying Certificates and the Group 2 Deposited Underlying Certificates were each issued pursuant to a pooling and servicing agreement for the related series of mortgage pass-through certificates, dated as of June 1, 2007 (each, an “Underlying Agreement”), among CWALT, Inc., as depositor, Countrywide Home Loans, Inc. (“Countrywide Home Loans”), as a seller, Park Granada, LLC, as a seller, Park Monaco, Inc., as a seller, Park Sienna LLC, as a seller, Countrywide Home Loans Servicing LP, as master servicer, and The Bank of New York, as trustee (in such capacity, the “Underlying Trustee”).

Each Deposited Underlying Certificates evidences a senior interest in the related Underlying Trust created by the related Underlying Agreement and was issued together with certain other classes of senior certificates (the “Group 1 Underlying Senior Certificates” or the “Group 2 Underlying Senior Certificates”, as the context requires), certain classes of subordinated certificates (the “Group 1 Underlying Subordinated Certificates” or the “Group 2 Underlying Subordinated Certificates”, as the context requires), and certain residual interests.

The Group 1 Underlying Trust consists of two loan groups of primarily 30-year conventional fixed rate mortgage loans (the “Group 1 Underlying Mortgage Loans”) secured by first liens on one- to four-family residential properties. The aggregate outstanding stated principal balance of the Group 1 Underlying Mortgage Loans (the “Group 1 Underlying Mortgage Pool Principal Balance”) as of the Reference Date was approximately $709,882,753. The Group 2 Underlying Trust consists of two loan groups of primarily 30-year conventional fixed rate mortgage loans (the “Group 2 Underlying Mortgage

Loans”) secured by first liens on one- to four-family residential properties. The aggregate outstanding stated principal balance of the Group 2 Underlying Mortgage Loans (the “Group 2 Underlying Mortgage Pool Principal Balance”) as of the Reference Date was approximately $1,155,762,167. The Group 1 Underlying Mortgage Loans and the Group 2 Underlying Mortgage Loans are sometimes referred to in this free writing prospectus as “Underlying Mortgage Loans.”

After giving effect to the distributions made on the December 26, 2007 Underlying Distribution Date, the Group 1 Deposited Underlying Certificates and the Group 2 Deposited Underlying Certificates had Class Certificate Balances of approximately $220,172,136 and $40,984,477, respectively.

In addition, after giving effect to the distributions made on the December 26, 2007 Underlying Distribution Date, the Group 1 Underlying Subordinated Certificates and the Group 2 Underlying Subordinated Certificates had aggregate Class Certificate Balances of approximately $25,299,354 and $73,677,717, respectively, representing approximately 3.56% and 6.37% of the respective aggregate Class Certificate Balance of all certificates issued by the related Underlying Trust. Underlying Subordinated Certificates provide credit enhancement for the related Underlying Senior Certificates as described in the related Underlying Prospectus Supplement under the heading “Credit Enhancement—Subordination”, and are the only credit enhancement for the related class of certificates.

For additional information regarding the Group 1 Deposited Underlying Certificates, prospective investors should carefully review the Group 1 Underlying Prospectus Supplement and the Group 1 Supplement thereto, attached as Exhibits I and II, respectively, to this free writing prospectus.

For additional information regarding the Group 2 Deposited Underlying Certificates, prospective investors should carefully review the Group 2 Underlying Prospectus Supplement and the Group 2 Supplement thereto, attached as Exhibits III and IV, respectively, to this free writing prospectus.

The Issuing Entity will be entitled to receive all distributions on each class of Deposited Underlying Certificates due after December 26, 2007.

Description of the Certificates

General

The certificates will be issued pursuant to a trust agreement dated as of December 26, 2007 (the “Trust Agreement”) among the Depositor, the Underlying Certificate Seller and the Trustee. The following sections of this free writing prospectus are summaries of the material terms of the certificates and the Trust Agreement pursuant to which the certificates will be issued. They do not purport to be complete, however, and are subject to, and are qualified in their entirety by reference to, the provisions of the Trust Agreement. When particular provisions or terms used in the Trust Agreement are referred to, the actual provisions (including definitions of terms) are incorporated by reference. We will file a final copy of the Trust Agreement after the Issuing Entity issues the certificates. The certificates represent obligations of the Issuing Entity only and do not represent an interest in or obligation of CWALT, Inc., the Underlying Certificate Seller or any of their affiliates.

The Resecuritization Pass-Through Certificates, Series 2008-1R, will consist of the Class 1-A-1, Class 1-A-2, Class 2-A-1, Class 2-A-2, Class 2-A-3 and Class A-R Certificates (collectively, the “certificates” or the “offered certificates”). All of the certificates are offered by this free writing prospectus.

When describing the certificates in this free writing prospectus, we sometimes use the following terms:

Designation	Classes of Certificates
Depositable Certificates	Class 2-A-1 and Class 2-A-2 Certificates
Exchangeable Certificates	Class 2-A-3 Certificates
Group 1 Certificates	Class 1-A-1 and Class 1-A-2 Certificates
Group 2 Certificates	Class 2-A-1, Class 2-A-2 and Class A-R Certificates
LIBOR Certificates	Group 1 Certificates
Offered Certificates or Certificates	Group 1 Certificates, Group 2 Certificates and Exchangeable Certificates

The certificates are generally referred to as the following types:

Class	Type
Class 1-A-1 Certificates	Floating Pass-Through Rate/Super Senior
Class 1-A-2 Certificates	Floating Pass-Through Rate/Support
Class 2-A-1 Certificates	Fixed Pass-Through Rate/Super Senior/Depositable
Class 2-A-2 Certificates	Fixed Pass-Through Rate/Support/Depositable
Class 2-A-3 Certificates	Fixed Pass-Through Rate/Exchangeable
Class A-R Certificates	Fixed Pass-Through Rate/Residual

Calculation of Class Certificate Balance

The “Class Certificate Balance” of any class of certificates as of any Distribution Date is the initial Class Certificate Balance thereof reduced by the sum of:

•	all amounts previously distributed to holders of certificates of such class as payments of principal,

•	the amount of Underlying Realized Losses allocated to such class, as described below under “—Allocation of Realized Losses”, and

•	the pro rata portion of amounts, described below under “—Expenses”, paid on any prior Distribution Date,

and, in the case of each class of Group 1 Certificates or Group 2 Certificates to which Underlying Realized Losses have been allocated, increased by the amount of Subsequent Recoveries (as defined in each Underlying Prospectus Supplement) on the Group 1 Underlying Mortgage Loans or the Group 2 Underlying Mortgage Loans, as applicable, distributed as principal on the related class of Deposited Underlying Certificates (see “The Agreements—Application of Liquidation Proceeds” in the prospectus).

The Class Certificate Balance of the class of Exchangeable Certificates for any Distribution Date will equal the proportionate share of the Class Certificate Balance immediately prior to that Distribution Date of the classes of Depositable Certificates that have been deposited and will be increased by a proportionate share of the amount of Subsequent Recoveries allocated on that Distribution Date to the classes of Depositable Certificates that have been deposited.

Book-Entry Certificates; Denominations

The certificates, other than the Class A-R Certificates, will be issued as book-entry certificates. The Class A-R Certificates will be issued as two certificates in a fully registered certificated form in an aggregate denomination of $100. Each class of book-entry certificates will be issued as one or more certificates that, in the aggregate, will equal the aggregate initial Class Certificate Balance of each class of certificates and which will be held by a depository, initially a nominee of The Depository Trust Company. Beneficial interests in the book-entry certificates will be held indirectly by investors through the book-entry facilities of the depository as described in this free writing prospectus. Investors may hold the beneficial interests in the book-entry certificates in minimum denominations representing an original principal amount of $25,000 and in integral multiples of $1 in excess thereof. The Depositor has been informed by the depository that its nominee will be CEDE & Co. (“CEDE”). Accordingly, CEDE is expected to be the holder of record of the book-entry certificates. Except as described in the prospectus under “Description of the Securities — Book-Entry Registration of Securities,” no beneficial owner acquiring a book-entry certificate will be entitled to receive a physical certificate representing the certificate.

Unless and until definitive certificates are issued, it is anticipated that the only certificateholder of the book-entry certificates will be CEDE, as nominee of the depository. Beneficial owners of the book-entry certificates will not be certificateholders, as that term is used in the Trust Agreement. Beneficial owners are only permitted to exercise the rights of certificateholders indirectly through financial intermediaries and the depository. Monthly and annual reports on the Issuing Entity provided to CEDE, as nominee of the depository, may be made available to beneficial owners upon request, in accordance with the rules, regulations and procedures creating and affecting the depository, and to the financial intermediaries to whose depository accounts the book-entry certificates of the beneficial owners are credited.

For a description of the procedures generally applicable to the book-entry certificates, see “Description of the Securities — Book-Entry Registration of Securities” in the prospectus.

Although The Depository Trust Company has agreed to the foregoing procedures in order to facilitate transfers of certificates among participants of The Depository Trust Company, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Determination of LIBOR

The LIBOR Certificates will bear interest during their initial interest accrual period at the applicable initial pass-through rates set forth in the table under “— Interest” below, and during each interest accrual period thereafter at the applicable rate determined as described in the table under “— Interest” below.

LIBOR applicable to an interest accrual period for the LIBOR Certificates will be determined on the second business day prior to the commencement of that interest accrual period (a “LIBOR Determination Date”). On each LIBOR Determination Date, the Trustee, as calculation agent, will establish LIBOR for the related interest accrual period on the basis of the rate for one-month deposits in U.S. dollars quoted on the Bloomberg Terminal for that LIBOR Determination Date.

If on any LIBOR Determination Date, the calculation agent is unable to calculate LIBOR in accordance with the method set forth in the immediately preceding paragraph, LIBOR for the next interest accrual period will be calculated in accordance with the method described in the prospectus under

“Description of the Securities — Indices Applicable to Floating Rate and Inverse Floating Rate Classes — LIBOR Method.”

If on the initial LIBOR Determination Date, the calculation agent is required but unable to determine LIBOR in the manner provided in this free writing prospectus, LIBOR for the next interest accrual period will be 4.865%.

Distributions on the Deposited Underlying Certificates; Accounts

On or prior to the Closing Date, the Trustee will establish an account (the “Distribution Account”), which will be maintained in trust for the benefit of the certificateholders. The Trustee will deposit or cause to be deposited in the Distribution Account all amounts it receives in respect of each class of Deposited Underlying Certificates. It is expected that distributions on each class of Deposited Underlying Certificates will be received by the Trustee on each Distribution Date and will then be used to make distributions on that day to certificateholders as described below.

On or prior to the Closing Date, the Trustee also will establish an account (the “Exchangeable Certificates Distribution Account”), which will be maintained in trust for the benefit of the holders of the Exchangeable Certificates. The Trustee will deposit or cause to be deposited in the Exchangeable Certificates Distribution Account all amounts it receives in respect of the Depositable Certificates that have been deposited, which will then be used to make distributions on that day to the class of Exchangeable Certificates as described below.

Investments of Amounts Held in Accounts

Funds on deposit in the Distribution Account and the Exchangeable Certificates Distribution Account will not be invested.

Exchangeable Certificates

General. The Class 2-A-1 and Class 2-A-2 Certificates are “Depositable Certificates.” All or a portion of the Depositable Certificates may be deposited in exchange for a proportionate interest in the Class 2-A-3 Certificates (the “Exchangeable Certificates”) only in the combination shown in Annex A to this free writing prospectus. All or a portion of the Exchangeable Certificates may also be deposited in exchange for the Depositable Certificates in the same manner. Each exchange may be effected only in proportions that result in the principal and interest entitlements of the certificates being received being equal to the principal and interest entitlements of the certificates deposited. This process may occur repeatedly.

The classes of Depositable Certificates and of Exchangeable Certificates that are outstanding at any given time, and the outstanding Class Certificate Balances of these classes, will depend upon any related distributions of principal, as well as any exchanges that occur and prior principal distributions. Depositable Certificates and Exchangeable Certificates may be exchanged only in the combination and in the proportions that the initial Class Certificate Balances of such certificates bear to one another as shown in Annex A to this free writing prospectus.

Holders of Exchangeable Certificates will be the beneficial owners of a proportionate interest in the uncertificated REMIC Interests underlying the Depositable Certificates that are deposited and will receive a proportionate share of the distributions on those certificates.

Procedures. If a holder of Depositable Certificates wishes to exchange its Depositable Certificates for the Exchangeable Certificates or a holder of Exchangeable Certificates wishes to exchange its Exchangeable Certificates for the Depositable Certificates, the certificateholder must notify the Trustee no later than three business days before the proposed exchange date. Notice to the Trustee may be provided by email to cwmacrs@bankofny.com or by telephone at (800) 254-2826. The exchange date will be subject to the Trustee’s approval but it can generally be any business day other than the first or last business day of the month. The notice must (i) be on the certificateholder’s letterhead, (ii) carry a medallion stamp guarantee or be signed by an authorized signatory and be presented with an incumbency certificate and (iii) set forth the following information: the CUSIP number of both the certificates to be exchanged and the certificates to be received, the outstanding Class Certificate Balance and the initial Class Certificate Balance of the certificates to be exchanged, the certificateholder’s DTC participant number and the proposed exchange date. After receiving the notice, the Trustee will email the certificateholder with wire payment instructions relating to the exchange fee and, assuming the combination or exchange is a permitted combination or exchange as listed on Annex A, the certificateholder will use the Deposit and Withdrawal System at DTC to exchange the certificates. A notice becomes irrevocable on the second business day before the proposed exchange date.

In connection with each exchange, the certificateholder must pay the Trustee a fee equal to 1/32 of 1% of the outstanding Class Certificate Balance of the certificates to be exchanged. In no event, however, will the fee be either less than $2,000 or greater than $25,000. The exchange will be completed upon the receipt by the Trustee of the exchange fee and the beneficial interest in the Depositable Certificates.

The Trustee will make the first distribution on a Depositable Certificate or an Exchangeable Certificate received in an exchange transaction on the Distribution Date in the following month to the certificateholder of record as of the close of business on the last day of the month of the exchange.

Neither the Trustee nor the Depositor will have any obligation to ensure the availability of the applicable certificates for the desired combination or exchange or to accomplish any combination or exchange other than those listed on Annex A to this free writing prospectus.

Expenses

The following table summarizes the related expenses to be paid from the assets of the Issuing Entity and the source of payments for the expenses:

Type / Recipient (1)	Amount	General Purpose	Source (2)	Frequency

REMIC expenses	Expenses incurred in connection with the administration of the REMICs and any taxes owed by the REMICs	Reimbursement of expenses and taxes	Amounts on deposit in the Distribution Account	Time to time

Indemnification expenses / the Depositor	Amounts for which the Depositor is entitled to indemnification (3)	Indemnification	Amounts on deposit in the Distribution Account	Monthly

(1)	Any change to the fees and expenses described in this free writing prospectus would require an amendment to the Trust Agreement.

(2)	The expenses shown in this table are paid prior to distributions on the certificates.

(3)	The Depositor is entitled to indemnification of certain expenses.

Withdrawals From the Distribution Account

The Trustee is permitted from time to time to withdraw funds from the Distribution Account for the following purposes:

•	to make distributions to the certificateholders as described in this free writing prospectus,

•	to reimburse the Depositor for certain expenses and liabilities reimbursable to the Depositor under the Trust Agreement,

•	to pay any expenses incurred in connection with the administration of the REMICs and any taxes imposed on the Issuing Entity,

•	to withdraw any amount deposited in the Distribution Account and not required to be deposited therein, and

•	to clear and terminate the Distribution Account upon termination of the Trust Agreement.

Distributions

Distributions on each class of Deposited Underlying Certificates are made on the 25th day of each month, or if the 25th day of a month is not a business day, then on the next business day (each, an “Underlying Distribution Date”). Distributions on the certificates will be made on the same day (each, a “Distribution Date”). The first Distribution Date for the certificates is scheduled for January 25, 2008. Distributions on the certificates will be made on each Distribution Date to the persons in whose names the certificates are registered at the close of business on the related Record Date. The “Record Date” for (x) the first Distribution Date will be the Closing Date and (y) for each other Distribution Date will be the last day of the calendar month preceding the month of the Distribution Date.

Distributions on each Distribution Date will be made by check mailed to the address of the person entitled to it as it appears on the applicable certificate register or, in the case of a certificateholder who holds 100% of a class of certificates or who holds certificates with an aggregate initial certificate balance of $1,000,000 or more and who has so notified the Trustee in writing in accordance with the Trust Agreement, by wire transfer in immediately available funds to the account of the certificateholder at a bank or other depository institution having appropriate wire transfer facilities; provided, however, that the final distribution in retirement of the certificates will be made only upon presentment and surrender of the certificates at the corporate trust office of the Trustee.

Priority of Distributions Among Certificates

As more fully described in this free writing prospectus, distributions of interest on the classes of Group 1 Certificates and Group 2 Certificates will be made on each Distribution Date from the related Available Interest Funds for such Distribution Date. Similarly, distributions of principal on the classes of Group 1 Certificates and Group 2 Certificates then entitled to receive distributions of the related Available Principal Funds for such Distribution Date will be made in the order set forth under “Description of the Certificates—Principal” in this free writing prospectus.

“Available Interest Funds” from each class of Deposited Underlying Certificates for any Distribution Date will equal the aggregate of all previously undistributed amounts received by the Trustee on or prior to such Distribution Date as distributions of interest on such class of Deposited Underlying Certificates.

“Available Principal Funds” from each class of Deposited Underlying Certificates for any Distribution Date will equal (i) the aggregate of all previously undistributed amounts received by the Trustee on or prior to such Distribution Date as distributions of principal on such class of Deposited Underlying Certificates, reduced by (ii) the sum of the amounts described above under “—Expenses” that have not previously been paid by a reduction of Available Funds from such class of Deposited Underlying Certificates.

“Available Funds” from each class of Deposited Underlying Certificates for any Distribution Date will equal the sum of (i) the related Available Interest Funds for such Distribution Date and (ii) the related Available Principal Funds for such Distribution Date.

In the event that Depositable Certificates are exchanged for Exchangeable Certificates, such Exchangeable Certificates will be entitled to a proportionate share of the principal and interest distributions on the classes of Depositable Certificates that have been deposited. In addition, the outstanding Exchangeable Certificates will bear a proportionate share of losses and interest shortfalls allocable to each class of Depositable Certificates that have been deposited.

Interest

Pass-Through Rates. The classes of offered certificates (other than the LIBOR Certificates) will have the respective pass-through rates set forth on the cover page of this free writing prospectus.

Each class of LIBOR Certificates will bear interest during its initial interest accrual period at the initial pass-through rate set forth below, and will bear interest during each interest accrual period thereafter, subject to the applicable maximum and minimum pass-through rates set forth below, at the per annum rate determined by reference to LIBOR as described below:

Class	Initial Pass-Through Rate	Maximum/Minimum Pass-Through Rate	Formula for Calculation of Pass-Through Rate
Class 1-A-1	5.335%	7.00% / 0.47%	LIBOR + 0.47%
Class 1-A-2	5.335%	7.00% / 0.47%	LIBOR + 0.47%

Interest Entitlement. With respect to each Distribution Date for all classes of certificates other than the LIBOR Certificates, the “interest accrual period” will be the calendar month preceding the month of the Distribution Date. The interest accrual period for the LIBOR Certificates will be the one-month period commencing on the 25th day of the month before the month in which that Distribution Date occurs and ending on the 24th day of the month in which the Distribution Date occurs. Each interest accrual period will be deemed to consist of 30 days. Interest will be calculated and payable on the basis of a 360-day year divided into twelve 30-day months.

On each Distribution Date, each class of Group 1 Certificates and Group 2 Certificates will be entitled to receive from Available Interest Funds from the related class of Deposited Underlying Certificates an amount allocable to interest (as to each such class, the “Interest Distribution Amount”) with respect to the related interest accrual period. The Interest Distribution Amount for any class of Group 1 Certificates or Group 2 Certificates will equal the sum of (i) interest at the applicable pass-through rate on the related Class Certificate Balance immediately prior to that Distribution Date, and (ii) the sum of the amounts, if any, by which the amount described in clause (i) above on each prior Distribution Date exceeded the amount actually distributed as interest on such prior Distribution Dates, to the extent not subsequently distributed (“Unpaid Interest Amounts”). On each Distribution Date, the payment of the Interest Distribution Amount will not exceed, and will be paid solely from, the Available Interest Funds from the related class of Deposited Underlying Certificates for the related interest accrual period.

If the interest entitlement of a class of Deposited Underlying Certificates is reduced as provided in the related Underlying Agreement, the interest entitlements of the related group of certificates for the corresponding interest accrual period will be reduced proportionately. A reduction in such interest entitlement may result from Relief Act Reductions or Debt Service Reductions (as defined in each Underlying Prospectus Supplement) or net prepayment interest shortfalls (as defined in each Underlying Prospectus Supplement). See “Description of the Certificates—Interest” in each Underlying Prospectus Supplement. On each Distribution Date, the class of Exchangeable Certificates will be allocated a proportionate share of the Relief Act Reductions, Debt Service Reductions and Net Prepayment Interest Shortfalls allocated to the classes of Depositable Certificates that have been deposited.

In the event that, on a particular Distribution Date, Available Interest Funds from a class of Deposited Underlying Certificates in the Distribution Account applied in the order described above under “—Priority of Distributions Among Certificates” are not sufficient to make a full distribution of the interest entitlements of the related classes of Group 1 Certificates or Group 2 Certificates, as applicable, interest will be distributed on each related class of certificates pro rata based on the amount of interest each such class would otherwise have been entitled to receive in the absence of such shortfall. Any Unpaid Interest Amount will be carried forward and added to the amount holders of each such class of certificates will be entitled to receive on the next Distribution Date. Any Unpaid Interest Amount so carried forward will not bear interest.

Principal

Distributions of the Available Principal Funds from the Group 1 Deposited Underlying Certificates

On each Distribution Date, Available Principal Funds from the Group 1 Deposited Underlying Certificates will be distributed concurrently, to the Class 1-A-1 and Class 1-A-2 Certificates, pro rata, until their respective Class Certificate Balances are reduced to zero.

Distributions of the Available Principal Funds from the Group 2 Deposited Underlying Certificates

On each Distribution Date, Available Principal Funds from the Group 2 Deposited Underlying Certificates will be distributed to the related classes of certificates in the following order:

1.	to the Class A-R Certificates, until its Class Certificate Balance is reduced to zero; and

2.	concurrently, to the Class 2-A-1 and Class 2-A-2 Certificates, pro rata, until their respective Class Certificate Balances are reduced to zero.

On each Distribution Date, the outstanding class of Exchangeable Certificates will be entitled to receive a proportionate share of the Available Principal Funds distributed to the classes of Depositable Certificates that have been deposited.

Residual Certificates. The Class A-R Certificates will remain outstanding for so long as the Issuing Entity shall exist, whether or not they are receiving current distributions of principal or interest. In addition to distributions of interest and principal as described above, on each Distribution Date, the holders of the Class A-R Certificates will be entitled to certain other distributions as set forth in the Trust Agreement. It is not anticipated that there will be any significant amounts remaining for that distribution.

Allocation of Realized Losses

On each Distribution Date, all Realized Losses (as defined in the Group 1 Underlying Prospectus Supplement) that are allocated to the Group 1 Deposited Underlying Certificates (collectively, the “Group 1 Underlying Realized Losses”) will be allocated sequentially, to the Class 1-A-2 and Class 1-A-1 Certificates, in that order, until their respective Class Certificate Balances are reduced to zero.

On each Distribution Date, all Realized Losses (as defined in the Group 2 Underlying Prospectus Supplement) that are allocated to the Group 2 Deposited Underlying Certificates (collectively, the “Group 2 Underlying Realized Losses”) will be allocated sequentially, to the Class 2-A-2 and Class 2-A-1 Certificates, in that order, until their respective Class Certificate Balances are reduced to zero.

The Class Certificate Balance of the class of Exchangeable Certificates will be reduced by a proportionate share of the amount of Realized Losses (as defined in the Group 2 Underlying Prospectus Supplement) allocated on that Distribution Date to the classes of Depositable Certificates that have been deposited and will be increased by a proportionate share of the amount of Subsequent Recoveries (as defined in the Group 2 Underlying Prospectus Supplement) allocated on that Distribution Date to the classes of Depositable Certificates that have been deposited.

Annex A

Available Exchanges of Depositable Certificates for Exchangeable Certificates(1)(2)

Classes of Depositable Certificates			Related Classes of Exchangeable Certificates
Classes of Depositable Certificates	Maximum Original Certificate Balance	Pass-Through Rate	Classes of Exchangeable Certificates	Maximum Original Certificate Balance	Pass-Through Rate
Recombination 1
Class 2-A-1	$ 37,729,000	6.00%	Class 2-A-3	$ 40,984,377	6.00%
Class 2-A-2	$ 3,255,377	6.00%

_________
(1)
Depositable Certificates and Exchangeable Certificates may be exchanged only in the proportions shown in this Annex A. In any exchange, the relative proportions of the Depositable Certificates to be delivered (or, if applicable, received) in such exchange will equal the proportions reflected by the outstanding class certificate balances of the related Depositable Certificates at the time of exchange.

(2)
If, as a result of a proposed exchange, a certificateholder would hold a Depositable Certificate or Exchangeable Certificate of a class in an amount less than the applicable minimum denomination for that class, the certificateholder will be unable to effect the proposed exchange. See “Description of the Certificates— Book-Entry Certificates; Denominations” in this free writing prospectus.

A-1

Exhibit I:

Prospectus Supplement and Prospectus for Alternative Loan Trust 2007-18CB,
Mortgage Pass-Through Certificates, Series 2007-18CB, previously filed on EDGAR under file number 333-140962-15 and available online at:

http://www.sec.gov/Archives/edgar/data/1269518/000136231007001246/c70729e424b5.htm

I-1

Exhibit II:

Supplement to the Prospectus Supplement and Prospectus for Alternative Loan Trust 2007-18CB,
Mortgage Pass-Through Certificates, Series 2007-18CB, previously filed on EDGAR under file number 333-140962-15 and available online at:

http://www.sec.gov/Archives/edgar/data/1269518/000114420408003195/v100241_424b3.htm

II-1

Exhibit III:

Prospectus Supplement and Prospectus for Alternative Loan Trust 2007-19,
Mortgage Pass-Through Certificates, Series 2007-19, previously filed on EDGAR under file number 333-140962-13 and available online at:
http://www.sec.gov/Archives/edgar/data/1269518/000136231007001229/c70725e424b5.htm

III-1

Exhibit IV:

Supplement to the Prospectus Supplement and Prospectus for Alternative Loan Trust 2007-19,
Mortgage Pass-Through Certificates, Series 2007-19, previously filed on EDGAR under file number 333-140962-13 and available online at:

http://www.sec.gov/Archives/edgar/data/1269518/000114420408003436/v100244_424b3.htm

IV-1